Exhibit 10.12

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), dated as of February 18, 2014, is entered into by and between Aeglea Development Company, Inc., a Delaware corporation (the “Company”), and George Georgiou (“Consultant”).

RECITALS

A. The Company is one of several wholly-owned subsidiaries of Aeglea BioTherapeutics Holdings, LLC (“Parent”).

B. The Company is desirous of retaining the services of Consultant, and Consultant has agreed to provide certain services, as described herein, to the Company.

C. The Company and Consultant are desirous of documenting the terms and conditions of said consulting relationship.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the parties set forth herein, IT IS HEREBY AGREED AS FOLLOWS:

SECTION 1: CONSULTING SERVICES

1.1 Services. Consultant shall perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company, including, but not limited to, the services specified on Exhibit A to this Agreement (hereinafter referred to as the Consultant’s “Duties”). Consultant will report to the Chief Executive Officer of the Company. Consultant shall not delegate or subcontract Consultant’s Duties to third parties without the Company’s prior written consent. Consultant shall be available to the Company to perform a total of twenty one (21) days (eight (8) hours per day) of services per year, travel time included in such hours of service. The amount of hours worked for each monthly period during the term of this Agreement shall be determined by mutual agreement of the Consultant and the Company. Consultant and the Company acknowledge that Consultant started providing services to the Company on or about December 26, 2013 and those hours performed from that date through the date hereof shall count toward such hourly maximum. Consultant and the Company acknowledge that Consultant may be a member of the Board of Directors of the Company and its Parent in his capacity as an equity holder on the Parent and that such director seat is not and will not be considered a service to the Company or Parent, and will not be considered as such under this Agreement or otherwise.

1.2 Faculty Membership. The Company acknowledges that Consultant is a member of the faculty of the University of Texas at Austin (the “Institution”); that Consultant is subject to the Institution’s policies, as they may be revised from time to time, including, among others, policies concerning consulting, conflicts of interests, publications and intellectual property; and that in the event of a specific, irreconcilable conflict between any provision of this Agreement and an applicable Institution policy, the Institution policy shall govern.

1.3 Services for Others. Consultant acknowledges that the services to be performed for the Company hereunder are essential to the Company and, therefore, except as set forth on the attached Exhibit B, Consultant agrees not to undertake consulting projects without permission from Company for any other party during the term hereof that pertain to the subject matter of the intellectual property assigned or licensed to the Company regarding arginase 1/ ARG1RefSeg Gene ID: 383 and engineered versions thereof, and cystathionase (cystathionine gamma-lyase)/CTH RefSeg Gene ID: 1491 and engineered variants thereof including but not limited to Methionase, Cystinase, and any other technology assigned or exclusively licensed to the Company derived from the work performed by Consultant, or other modifications of this technology exclusively licensed by the Company that, in the reasonable judgment of the Company, would interfere with Consultant’s Duties hereunder.

1.4 Consideration. The consideration payable to Consultant under this Agreement will include both Consulting Fees and Incentive Shares (as defined below) as follows, which together shall combine to form the total consideration payable under this Agreement.

(a) Consulting Fees. Consultant shall receive annual consulting fees at the rate of $50,000.00 per year, payable in four (4) equal quarterly installments.

(b) Incentive Shares. Consultant shall receive a grant of 600,000 Common B Shares of Parent (the “Incentive Shares”). The Incentive Shares shall be granted pursuant to and under the terms below, the other terms and conditions of Parent’s equity incentive plan and the form of incentive share grant and the Parent’s LLC Agreement as amended from time to time: The Incentive Shares shall vest as follows:

(i) 120,000 Common B Shares shall vest in full on the date of grant;

(ii) 120,000 Common B Shares shall vest on the date that is 18 months from the date hereof (the “Development Determination Date”) so long as AEMase, Inc. has not returned to GMA LLC the patent applications related to the Methionase program originally contributed to Aeglea BioTherapeutics LLC pursuant to that certain Asset Contribution Agreement dated April 2, 2013 prior to the Development Determination Date; provided, that, vesting of 60,000 of the 120,000 Common B Shares shall be further conditioned upon obtaining either (i) a consent to assignment from the National Institutes of Health for the assignment of Serial No. 61/301,368 (the “Methionine Preparations Patent”) by the University of Texas at Austin to Consultant and Everett Stone or (ii) an exclusive license to a subsidiary of Parent of the Methionine Preparations Patent from the University of Texas at Austin under terms comparable to those in other licenses granted by the University of Texas at Austin to other Parent subsidiaries.

(iii) 120,000 Common B Shares shall vest on the Development Determination Date so long as the License Agreement between AECase, Inc. and the University of Texas-Austin for technology related to the Cystinase program has not been terminated prior to the Development Determination Date;

(iv) 120,000 Common B Shares shall vest upon the first license by a subsidiary of Parent from the University of Texas-Austin for technology that is unrelated to technology owned or licensed by a subsidiary of Parent involving Arginase, Methionase or Cystinase, such event to occur no later than December 31, 2018; and

(v) 120,000 Common B Shares shall vest upon the second license by a subsidiary of Parent from the University of Texas-Austin for technology that is unrelated to technology owned or licensed by a subsidiary of Parent involving Arginase, Methionase or Cystinase or the technology licensed pursuant to clause (b)(iv) above, such event to occur no later than December 31, 2018.

To the extent there is any discrepancy between this Agreement and the terms of the incentive share agreement with respect to the terms of the Incentive Shares, this Agreement shall control. To the extent Consultant is granted other incentive shares for other purposes not related to this Consulting Agreement, the provisions therein shall govern those incentive shares separately from the incentive shares granted herein.

1.5 Reimbursement of Expenses. The Company shall also be responsible for payment of reasonable travel and other customary business expenses incurred by Consultant in the performance of Consultant’s Duties, provided that any such expense in excess of $300 shall be authorized in writing by the Company prior to the incurring of such expense. The Company will reimburse Consultant for any such expenses reasonably incurred by Consultant upon the presentation by Consultant, from time to time, of a detailed and itemized account of such expenses substantiated by receipts.

1.6 Termination. The term of this Agreement shall commence on the date hereof and shall continue for an initial period of four (4) years, subject to automatic renewal for additional one (1) month periods thereafter until terminated as hereinafter provided. Either party may terminate this Agreement at any time by delivering written notice thereof to the other party. Upon any termination Consultant shall be paid any Consulting Fees earned through the date of termination and the Incentive Shares shall remain outstanding subject to the vesting requirements set forth in Section 1.4(b).

1.7 Independent Contractor. This Agreement does not create an employer-employee relationship between the Company and Consultant. It is the parties’ intention that Consultant will be an independent contractor and not the Company’s employee for any purpose. Consultant will retain sole and absolute discretion and judgment in the manner and means of carrying out Consultant’s activities and responsibilities hereunder. Consultant and Company agree that Consultant’s business is a separate and independent enterprise from that of the Company, that Consultant has a full opportunity to find other business, and that Consultant will utilize a high level of skill necessary to perform Consultant’s Duties. Consultant does not have the authority to enter into any contract on behalf of the Company or otherwise to bind the Company to any agreement unless expressly authorized in writing to do so, and the Company will not be liable for any obligation incurred by Consultant, except as otherwise provided herein.

Without limiting the foregoing, and except as set forth in Section 1.4(b), Consultant will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker’s compensation insurance on Consultant’s behalf. Consultant shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by Consultant in connection with the performance of the Duties shall be Consultant’s employees or contractors and Consultant shall be fully responsible for unless these employees or persons engaged are subject to a separate Agreement with Company or are employees of the University of Texas and therefore subject to the rules and regulations of that institution.

SECTION 2: CONFIDENTIALITY

In consideration of Consultant’s access to the premises of the Company and/or Consultant’s access to certain Confidential Information of the Company, Parent or Parent’s subsidiaries, in connection with Consultant’s business relationship with the Company, Consultant hereby represents and agrees as follows.

2.1 Confidential Information. For purposes of this Agreement, the term “Confidential Information” means:

(a) any information that the Company possesses that has been created, discovered or developed by or for the Company, Parent or Parent’s subsidiaries, including that information developed by Consultant pursuant to this Agreement, or that has otherwise been made known to the Company and Consultant, and that has or could have commercial value or utility in the business in which the Company is engaged; or

(b) any information that is related to the business of the Company and is generally not known by non-Company personnel.

By way of illustration, but not limitation, Confidential Information includes all processes, formulas, data, programs, algorithms, know-how, trade secrets, improvements, discoveries, developments, designs, inventions (patentable or not), Biological Materials, mixtures, techniques, software, source code, object code, marketing plans, strategies, forecasts, new products, financial information, budgets, projections, licenses, prices, costs, and customer and supplier lists. As used in this Agreement, the term “Biological Materials” means all chemical or biological materials of any kind, including, without limitation, any and all reagents, substances, chemical compounds, proteins or derivatives thereof, subcellular constituents, cells or cell lines, tissue samples, organisms and progeny, mutants, derivatives or replications thereof or therefrom.

2.2 Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

(a) Any information that is or becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and the Consultant;

(b) Any information received from a third party in rightful possession of such information who is not restricted from disclosing such information;

(c) Any information, the disclosure of which is required by law or court order, provided that Consultant gives the Company as much prior written notice of any such disclosure as possible and takes all necessary action, or assists Company in taking all necessary action, to minimize the extent of any such disclosure

(d) Any information whose disclosure is made with the prior written consent of Company; or

(e) Any information that is independently developed by Consultant prior to or subsequent to the termination of this Agreement with the Company

2.3 Documents. Consultant agrees that, without the written consent of the Company, Consultant will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines or any other documents or items that in any manner contain or constitute Confidential Information; nor will Consultant make reproductions or copies of same. In the event Consultant receives any such documents or items from any officer or director of the Company, or any other Company employee who is Consultant’s supervisor, Consultant shall be deemed to have received the express written consent of the Company. In the event that Consultant receives any such documents or items, other than as described in the preceding sentence, Consultant agrees to inform the Company promptly of Consultant’s possession of such documents or items. Consultant shall promptly return any such documents or items, along with any reproductions or copies, to the Company upon the Company’s demand or upon termination of Consultant’s services.

2.4 No Disclosure or Use. Consultant agrees that Consultant will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as may be necessary in the course of Consultant’s business relationship with the Company. Consultant further agrees that Consultant will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of Consultant’s business relationship with the Company, and that the provisions of this Section 2.4 shall survive termination of this Agreement for a period of five years.

2.5 Ownership.

(a) Subject to the University of Texas Rules and Regulations and requirements: Consultant agrees that all results from work performed by Consultant for the Company, including without limitation Confidential Information, whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection (“Inventions”), shall be the sole and exclusive property of the Company or its nominees, and Consultant will and hereby does assign to the Company all rights in and to such Inventions upon the creation of any such Invention, including, without limitation: (i) patents, patent applications and patent rights throughout the world; (ii) rights associated with works of authorship throughout the world, including copyrights, copyright applications, copyright registrations, mask work rights, mask work applications and mask work registrations; (iii) rights relating to the protection of trade secrets and confidential information throughout the world; (iv) rights analogous to those set forth herein and any other proprietary rights relating to intangible property; and (v) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable), now existing or hereafter filed, issued or acquired (collectively, “IP Rights”). The Company and its nominees shall have the right to use and/or to apply for statutory or common law protections for such Inventions in any and all countries. Consultant hereby waives all claims to moral rights in any Inventions. Consultant further agrees (I) to assist the Company in every proper way to obtain and from time to time to enforce such IP Rights relating to Inventions, and (II) to execute and deliver to the Company or its nominee upon request all such documents as the Company or its nominee may reasonably determine are necessary or appropriate, including assignments of inventions. (Such documents may be necessary to: (1) vest in the Company or its nominee clear and marketable title in and to Inventions; (2) apply for, prosecute and obtain patents, copyrights, mask works rights and other rights and protections relating to Inventions; or (3) enforce patents, copyrights, mask works rights and other rights and protections relating to Inventions.) Consultant’s obligations pursuant to this Section shall continue beyond the termination of Consultant’s services for the Company. For Consultant’s obligations related to enforcement of patents, patent application work, patent office appearances, copyrights, mask work rights and other rights and protection relating to Inventions that in all cases involve legal proceedings, Consultant shall be compensated at a rate of $1,000 per hour (including travel time) (the “Legal Consulting Fee”) based upon an invoice detailing the work performed. Consultant’s obligations pursuant to this Section 2.4 (a) (4) shall be charged at his Legal Consulting Fee.

(b) Subject to the University of Texas Rules, Regulations, requirements any report or other documentation, whether written or electronic, or any portions thereof, prepared by Consultant pursuant to this Agreement or which discusses the Invention, Duties performed under this Agreement or the results thereof (the “Written Data”) shall be and is produced as a “work made for hire” under the copyright laws of the United States. As a “work made for hire”, the copyrights in the Written Data shall belong to Company from their creation and no further action by Company shall be necessary to perfect Company’s rights therein. All right, title and interest, including any copyright in and to any Written Data that does not qualify as a “work made for hire” shall be and hereby is assigned to Company. Consultant, without additional compensation, will assign the copyright in all Written Data to Company, as soon as it is fixed and the copyright comes into being. In addition, Consultant agrees to assist Company in taking any subsequent legal steps that may be required to perfect Company’s copyrights in this Written Data including, but not limited to, executing a formal assignment of copyright that can be recorded.

(c) Consultant shall require each of its employees and contractors to execute written agreements securing for the Company the rights provided for in this Section 2.5 prior to such employee or contractor performing any Duties under this Agreement.

2.6 Publications. Consultant agrees to notify Company of any subject matter and provide a copy of any early draft of any manuscript to be published by Consultant or in co- authorship with others, or with the Company’s employees, containing information developed or disclosed in connection with Consultant’s work for the Company pursuant to this Agreement at least thirty (30) days prior to the submission thereof for publication , and to delay submission thereof upon written notice of any officer of the Company for a reasonable time period not to exceed sixty (60) days to allow the Company to perfect its interest in any patentable subject matter disclosed therein, or otherwise protect the proprietary rights of the subject information, in a manner to be determined by the Company. At the end of such period, it is understood that

Consultant shall have the right, subject to such reasonable protections as are required at the sole discretion of the President of the Company, to submit the manuscript for publication. Notwithstanding any of the foregoing, Consultant shall not be free to publish any Confidential Information provided by Company without the Company’s prior written consent.

2.7 Consultant Representations. Consultant hereby represents and warrants to Company that (a) Consultant has the right to enter into this Agreement; (b) it is the sole and exclusive owner of the Inventions and the Written Data, or is a joint owner with other employees or consultants of Company, and has the free, clear, and absolute right to sell, transfer, assign and convey all rights therein to Company; and (c) it will not bring or cause to be brought a copyright, trademark, patent, trade secret or other proprietary rights infringement suit against Company involving any Invention or Written Data against Company.

2.8 Possession. Consultant agrees that upon termination of this Agreement, or upon request by the Company, Consultant shall turn over to the Company all documents, files, office supplies and any other material or work product in Consultant’s possession or control that were created pursuant to or derived from Consultant’s services to the Company.

2.9 Non-Solicitation of Employees. Consultant agrees that during its engagement by the Company and for a period of one (1) year after termination or cessation of such engagement, Consultant shall not directly or indirectly recruit, solicit or hire any employee of the Company or its affiliates, or induce or attempt to induce any employee of the Company or its affiliates to discontinue his or her employment relationship with the Company or its affiliates. This section does not apply to University employees who may also be providing services in some manner to the Company or who report to Consultant.

SECTION 3: MISCELLANEOUS

3.1 Saving Provision. The Company and Consultant agree and stipulate that the agreements set out in Section 2 above are fair and reasonably necessary for the protection of the business, goodwill, confidential information, and other protectable interests of the Company in light of all of the facts and circumstances of the relationship between Consultant and the Company. In the event a court of competent jurisdiction should decline to enforce those provisions, they shall be deemed to be modified to restrict Consultant to the maximum extent which the court shall find enforceable; however, in no event shall the above provisions be deemed to be more restrictive to Consultant than those contained herein.

3.2 Injunctive Relief. Consultant acknowledges that the breach or threatened breach of any of the nondisclosure or nonsolicitation covenants contained herein would give rise to irreparable injury to the Company, which injury would be inadequately compensable in money damages. Accordingly, the Company may seek and obtain a restraining order and/or injunction prohibiting the breach or threatened breach of any provision, requirement or covenant of this Agreement, in addition to and not in limitation of any other legal remedies which may be available. Consultant further acknowledges and agrees that the agreements set out above are necessary for the protection of the Company’s legitimate goodwill and business interests and are reasonable in scope and content.

3.3 Survival. The provisions of this Agreement relating to nondisclosure, and intellectual property and the post termination consideration obligations pursuant to Section 1.6 shall survive the termination of this Agreement.

3.4 Enforcement. The provisions of this Agreement shall be enforceable notwithstanding the existence of any claim or cause of action against the Company by Consultant or against Consultant by the Company, whether predicated on this Agreement or otherwise.

3.5 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, excluding that body of law known as choice of law, and shall be binding upon the parties hereto in the United States and worldwide.

3.6 Modification. This Agreement may be modified, and the rights, remedies and obligations contained in any provision hereof may be waived, only in accordance with this Section. No waiver by either party or any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge is sought or by the party notifying of termination of this Agreement.

3.7 No Assignment. This Agreement may not be assigned by Consultant without prior written consent of the Company. Upon any assignment of this Agreement by the Company, the Company shall provide Consultant notice within five (5) business days of such assignment.

3.8 Entirety. This Agreement, including any exhibits hereto, as it may be amended pursuant to the terms hereof, represents the complete and final agreement of the parties and shall control over any other statement, representation or agreement by the Company. This Agreement supersedes any prior negotiations or discussions between the parties.

3.9 Severability. In case any one or more of the provisions contained in this Agreement or the other agreements executed in connection with the transactions contemplated hereby for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or such other agreements, but this Agreement or such other agreements, as the case may be, shall be construed and reformed to the maximum extent permitted by law.

3.10 Binding Effect. This Agreement shall inure to the benefit of Consultant and his heirs, successors, personal representatives and assigns. Consultant acknowledges that the services to be rendered by him hereunder are unique and personal in nature. Accordingly, Consultant may not assign any of his or her rights or delegate any of his or her duties or obligations under this Agreement except as provided in this Agreement. The Company shall have the right to assign this Agreement to any successor to all or any substantial part of its or Parent’s business or assets, and any such successor shall be bound by the provisions hereof. Upon any such assignment of this Agreement by the Company, the Company shall provide Consultant notice within five (5) business days of such assignment.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Consulting Agreement effective as of the day and year first set forth above.

AEGLEA DEVELOPMENT COMPANY, INC:

By:	/s/ David G. Lowe
Name: David G Lowe Title: President & Chief Executive Officer

CONSULTANT:

/s/ George Georgiou	[SEAL]
George Georgiou

EXHIBIT A

Duties

1.	Provide analysis and feedback, either written or oral as requested by the Company, on grant applications, research and development plans, and results arising from such plans for Arginase, Cystinase and Methioninase or other molecules that may be licensed by the Company or its affiliates from the University of Texas-Austin.

2.	Travel to attend meetings and or make presentations for Company financing, and fundraising.

3.	Provide services related to applications for grants from CPRIT or from non-for-profit foundations on behalf of Aeglea and pursuant to the clinical development of Arginase, Cystinase and Methioninase.

EXHIBIT B

Excluded Consulting Projects

As of February 18, 2014, none.

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